UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):     September 13, 2005



                                DERMISONICS, INC.
                                -----------------
             (Exact name of registrant as specified in its charter)

          Nevada                      000-32903                  98-0233859
          ------                      ---------                  ----------
(State or other jurisdiction         (Commission                IRS Employer
      of incorporation)              File Number)            Identification No.)


(Address of principal executive offices) (Zip Code): Four Tower Bridge, 200 Barr Harbor Drive, West Conshohocken, Pennsylvania 19428-2977

Registrant's telephone number, including area code: 610-941-2780


                          Second Stage Ventures, Inc.
                          ---------------------------
         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     On September 13, 2005, Dermisonics, Inc. ("we", "us" or the "Company") consummated a transaction whereby it borrowed an aggregate of $784,501 from VEM Aktienbank AG, a Munich, Germany-based investment bank ("VEM"). Management believes that amount borrowed represents the first tranche of loans from VEM and its clients which could reach $1.5 million.

     In consideration of the loan, the Company issued two convertible promissory notes in favor of VEM. The promissory notes mature two years from the date of issuance and bear interest at the rate of 10% per annum (the "Notes"). The Notes may be prepaid by the Company at any time upon ten day's prior written notice to the holder. A holder of a Note may convert all or any portion of the principal balance of, and all or any portion of the interest accrued on, the Note, on or prior to the due date or any prepayment date, into shares of common stock at a conversion price equal to eighty percent of the average closing bid price per share of common stock during the five trading days immediately prior to any such conversion provided; however, that the Company shall not be required to issue in excess of 1,389,474 shares upon the conversion of the aggregate amount due under both of the Notes.

     The Notes contain standard default provisions to the effect that the entire amount due under the Notes, including accrued interest, will become payable if the Company (i) fails to make any payment of principal or interest when due;
(ii) makes an assignment for the benefit of creditors, files a petition in bankruptcy, is adjudicated insolvent or bankrupt, suffers an order for relief under any federal bankruptcy law, petitions for the appointment of a custodian, receiver or any trustee for the Company or any substantial part of its assets,
(iii) or a third party files or commences any proceeding under any bankruptcy or similar law which remains undismissed, unstayed or unbonded for a period of thirty (30) days or more, (iv) consents to, approves or acquiesces in any petition, application or proceeding or the appointment of a custodian, receiver or any trustee for all or any substantial part of its properties, or if the Company allows any such condition to continue for a period of thirty (30) days or more, or (v) violates any term or provision of the Note which remains uncured for a period of thirty days after notice thereof by the holder of a Note. In the event the Company is in default under the Note as a result of its inability to pay the amounts due thereunder when due, the Company shall have the right to cure such default during the thirty (30) day period from its receipt of declaration of default. The Company will pay all expenses of collection and enforcement of the Notes, including reasonable expenses and fees of legal counsel, court costs and the cost of appellate proceedings.

     VEM was responsible for arranging the loans to the Company pursuant to the provisions of a placement and investor relations agreement with the Company and a Share Lending Agreement between VEM and two Company shareholders. Under the placement agreement, VEM agreed to subscribe to purchase promissory notes from the Company and provide investor relations services to the extent necessary to solicit orders for shares of our common stock made available to VEM under the terms of the Share Lending Agreement. Pursuant to the Share Lending Agreement, Zennie Morris, the former president of the Company until June 30, 2004, and Berra Holdings, Ltd., an unaffiliated third party, agreed to provide VEM with up to 1.9 million shares of our common stock for VEM to sell to its clients at the market price therefor as reported on the Frankfurt Stock Exchange and to use a minimum of 60% of the proceeds derived from such sale to purchase promissory notes. In connection with the Notes sold as described herein, Ms. Morris furnished VEM with 578,947 shares of common stock and Berra Holdings furnished VEM with 521,053 shares of common stock. VEM has agreed to assign the Notes to each of Ms. Morris and Berra Holdings. Management expects that VEM will use the balance of the shares made available to it under the Share Lending Agreement to purchase promissory notes aggregating up to an additional approximately $715,000.

     In connection with the sale of the Notes described herein and which may be purchased by VEM in the future, the Company paid to VEM an investor relations fee of 20,000.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

------------------------------------------------------------------------------
Exhibit Number                       Exhibit Description
--------------                       -------------------
--------------  --------------------------------------------------------------
10.41           Agreement dated July 1, 2005, by and between VEM Aktienbank AG and Dermisonics, Inc.,

--------------  --------------------------------------------------------------
10.42           Form of Promissory Note Issued to VEM Aktienbank AG

--------------  --------------------------------------------------------------
10.43           Share Lending Agreement between VEM Aktienbank AG and each of
                Zennie Morris and Berra Holdings Ltd.

------------------------------------------------------------------------------

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                            DERMISONICS, INC.


Date: September 16, 2005                    By: /s/Bruce H. Haglund
                                               ---------------------------------
                                                   Bruce H. Haglund, Chairman